Exhibit 5.1

March 26, 2015

Aramark

Aramark Tower

1101 Market Street

Philadelphia, Pennsylvania 19107

Ladies and Gentlemen:

We have acted as counsel to Aramark, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-202133) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the sale thereunder of Common Stock of the Company, par value $0.01 per share (the “Common Stock”). This opinion relates to the sale by certain stockholders (the “Selling Stockholders”) listed on Schedule I to the Underwriting Agreement (as defined below) of an aggregate of 22,500,000 shares (the “Shares”) of Common Stock pursuant to an Underwriting Agreement, dated March 23, 2015 (the “Underwriting Agreement”), among the Company, the Selling Stockholders and the underwriter named therein.

We have examined the Registration Statement as it became effective under the Act, the Company’s base prospectus dated February 17, 2015 (the “Base Prospectus”), as supplemented by the final prospectus supplement dated March 23, 2015 (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act; the Amended and Restated Certificate of Incorporation of the

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Company, which has been filed with the Commission as an exhibit to the Registration Statement; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon payment and delivery in accordance with the Underwriting Agreement the Shares will have been validly issued and will be fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP